UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  February 18, 2010

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Paul Buck

Effective February 18, 2010, CNS Response, Inc. (the “Company”) appointed Paul Buck, 54, to the position of Chief Financial Officer.  Mr. Buck has been working with the Company as an independent consultant since December 2008, assisting management with finance and accounting matters as well as the Company’s filings with the Securities and Exchange Commission.  Mr. Buck has worked as an independent consultant since 2004 and has broad experience with a wide variety of public companies.  His projects have included forensic accounting, restatements, acquisitions, interim management and system implementations.   Mr. Buck, a Swiss National, was raised in Southern Africa and holds a Bachelor of Science degree in Chemistry and a Bachelor of Commerce degree both from the University of Cape Town, South Africa.  He started his career with Touche Ross & Co. in Cape Town and qualified as a Chartered Accountant.  In 1985, Mr. Buck joined the Los Angeles office of Touche Ross & Co. where he was an audit manager.  In 1991 he joined the American Red Cross Biomedical Services as the CFO of the Southern Californian Region.  After five years with the organization, he returned to Deloitte & Touche as a manager in the Solutions Consulting Group.  In 1998, Mr. Buck was recruited back to the American Red Cross Biomedical Services as CFO and became the Director of Operations for the Southern California Region until 2003.

In connection with his appointment to the position of Chief Financial Officer, the Company entered into an employment agreement with Mr. Buck.  Pursuant to the agreement, Mr. Buck will serve as the Company’s Chief Financial Officer on an “at will” basis and will be paid a salary of no less than $208,000 per annum, which is subject to upward adjustment at the discretion of the Chief Executive Officer or the Board of Directors of the Company. The employment agreement also provides that Mr. Buck will receive an option to purchase 450,000 shares of the Company’s common stock upon the adoption by the Company of its 2010 Stock Incentive Plan.  Mr. Buck will be entitled to four weeks vacation per annum, health and dental insurance coverage for himself and his dependents, and other benefits that the Company may offer its employees from time to time. As Mr. Buck's employment is on an "at-will" basis, he may terminate his employment with the Company for any reason or for no reason. Similarly, the Company may terminate Mr. Buck's employment with or without cause. If the Company terminates Mr. Buck's employment without cause or Mr. Buck terminates his employment with the Company for good reason, Mr. Buck shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Buck is terminated by the Company for cause, or if Mr. Buck terminates his employment other than for good reason, he will not be entitled to any severance.

Mr. Buck does not have any family relationship with any director, executive officer or person nominated or chosen by the Company’s Board of Directors to become a director or executive officer. On December 24, 2009, the Company completed a second closing of its private placement in which it received gross proceeds of approximately $3 million, which included $54,000 invested by Mr. Buck.  In exchange for his investment, the Company issued to Mr. Buck 180,000 shares of its common stock and a five year non-callable warrant to purchase 90,000 shares of its common stock at an exercise price of $0.30 per share.  This investment was completed with the identical terms as received by all other investors in the Company’s private placement closings that took place on August 26, 2009, December 24, 2009, December 31, 2009 and January 4, 2010.  Other than as described above, Mr. Buck did not have any material interest, direct or indirect, in any transaction to which the Company was a party since October 1, 2007, or which is presently proposed.

The Company issued a press release announcing Mr. Buck’s appointment.  A copy of the press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Press release issued by CNS Response, Inc., dated February 18, 2010.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ George Carpenter
February 24, 2010		George Carpenter
Chief Executive Officer

Exhibit Index

99.1	Press Release Issued by CNS Response on February 18, 2010.